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                                                                    Exhibit 99.7


                        REPORT OF INDEPENDENT AUDITORS ON
                          FINANCIAL STATEMENT SCHEDULES



To the Board of Directors of Crum & Forster Holdings Corp. and Subsidiaries:

Our audits of the consolidated financial statements referred to in our report dated February 28, 2003, except for Note 1 for which the date is June 5, 2003, appearing on page F-2 in this Registration Statement also included an audit of the financial statement schedules listed in Item 21 99.1, 99.2, 99.3, 99.4, 99.5, and 99.6. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



PricewaterhouseCoopers LLP

New York, New York
February 28, 2003